UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ___)

BRAZIL GOLD CORP.

(Name of Issuer)

COMMON STOCK, $.001 PAR VALUE

(Title of Class of Securities)

105762108

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

Page 1 of 4 Pages

CUSIP No. 105762108	13G	Page 2 of 4 Pages

1.      NAMES OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Osher Capital Partners LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                (a)   ☐
                (b)   ☐

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

5.      SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 19,772,994 Common Stock

6.      SHARED VOTING POWER - None

7.      SOLE DISPOSITIVE POWER – 19,772,994 shares of Common Stock

8.      SHARED DISPOSITIVE POWER – None

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

    19,772,994 shares of Common Stock

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    ☒

    The aggregate amount in Row 9 represents the maximum amount of shares that Osher Capital Partners LLC (“Osher”) can beneficially control under a contractually stipulated 9.99% ownership restriction.  The full conversion of Osher’s securities would exceed this restriction.

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.42%

12.    TYPE OF REPORTING PERSON

    CO

CUSIP No. 105762108	13G	Page 3 of 4 Pages

ITEM 1 (a) NAME OF ISSUER: Brazil Gold Corp.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      850 3rd Avenue, 16th Floor, New York, NY 10022

ITEM 2 (a) NAME OF PERSON FILING: Osher Capital Partners LLC

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      5 Sansberry Lane, Spring Valley, New York 10977

ITEM 2 (c) CITIZENSHIP: New York

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2 (e) CUSIP NUMBER: 105762108

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 19,772,994 Shares of Common Stock

         (b) PERCENT OF CLASS: 9.42%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

        19,772,994 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

        0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

        19,772,994 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

        0 Shares

CUSIP No. 105762108	13G	Page 4 of 4 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

       Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

       Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 3, 2013
Date

/s/ Ari Kluger
(Signature)

Ari Kluger, President
(Name/Title)